Exhibit 3.1

CERTIFICATE OF RETIREMENT

OF

CLASS C COMMON STOCK

AND

CLASS D COMMON STOCK

OF

CLEARWATER ANALYTICS HOLDINGS, INC.

Pursuant to Section 243(b) of the General Corporation Law of the State of Delaware

Clearwater Analytics Holdings, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Company”), HEREBY CERTIFIES as follows:

1. Article IV, Section 4.2 of the Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on September 27, 2021 (the “Amended and Restated Certificate”) provides, among other things, that the total number of shares of all classes of capital stock which the Company shall have authority to issue is 3,100,000,000, consisting of five classes: 1,500,000,000 shares of Class A Common Stock, par value $0.001 per share (“Class A Common Stock”), 500,000,000 shares of Class B Common Stock, par value $0.001 per share (“Class B Common Stock”), 500,000,000 shares of Class C Common Stock, par value $0.001 per share (“Class C Common Stock”), 500,000,000 shares of Class D Common Stock, par value $0.001 per share (“Class D Common Stock”) and 100,000,000 shares of preferred stock, par value $0.001 per share.

2. All outstanding shares of Class C Common Stock and Class D Common Stock have been converted (the “Conversion”) into shares of Class B Common Stock and Class A Common Stock, respectively, pursuant to the provisions of Article IV, Section 4.8 of the Amended and Restated Certificate.

3. Pursuant to Article IV, Section 4.8 of the Amended and Restated Certificate, each share of Class C Common Stock and Class D Common Stock that is converted shall thereupon be retired by the Company and shall not be available for reissuance.

4. In accordance with Section 243 of the General Corporation Law of the State of Delaware, upon the effectiveness of this Certificate of Retirement, the Amended and Restated Certificate shall be amended so as to (i) reduce the total number of authorized shares of the capital stock of the Company by 177,461,342, such that the total number of authorized shares of the Company shall be 2,922,538,658, and (ii) reduce the number of authorized shares of Class C Common Stock and Class D Common Stock by 47,377,587 and 130,083,755, respectively, such that the number of authorized shares of Class C Common Stock and Class D Common Stock shall be 452,622,413 and 369,916,245, respectively.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Retirement to be executed, acknowledged and filed by its duly authorized officer on June 12, 2025.

CLEARWATER ANALYTICS HOLDINGS, INC.

/s/ Alphonse Valbrune
Alphonse Valbrune
Chief Legal Officer and Corporate Secretary

[Signature Page to Certificate of Retirement]